Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES A RETURN TO PROFITABILITY

AND CONTINUATION OF QUARTERLY DIVIDEND

TOMS RIVER, NEW JERSEY, July 30, 2007…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that diluted earnings per share for the quarter ended June 30, 2007 amounted to $.02 as compared to $.41 for the corresponding prior year period. For the six months ended June 30, 2007 the loss per share was $.45 as compared to diluted earnings per share of $.77 for the corresponding prior year period. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $.20 per share—covering the three month period ended June 30, 2007—to be paid on August 17, 2007, to shareholders of record on August 3, 2007.

During the quarter, the Bank agreed to discontinue operations at the Westchester County, New York office of Columbia Home Loans, LLC (“Columbia”), the Bank’s mortgage banking subsidiary. The Bank is retaining Columbia’s loan servicing portfolio and two small loan production offices, which will be incorporated into the Bank’s lending operations. This planned shutdown was the result of the significant operating losses incurred by Columbia in the past two quarters related to their origination of subprime mortgage loans. The loan production offices retained by the Bank were not heavily involved in subprime lending operations, which were discontinued Bank-wide during the first quarter. For the three and six months ended June 30, 2007, Columbia recorded a net loss of $4.2 million and $12.6 million, respectively. Absent the closure, the Company expected Columbia to continue to incur operating losses for the foreseeable future. The elimination of Columbia’s Westchester Headquarters operation is planned to be completed by September 30, 2007, although a portion of the revenue and expenses related to the retained loan servicing portfolio and loan production offices are expected to continue.

Discussing the improved results from the quarter, CEO John R. Garbarino commented on the welcome return to profitability and expressed confidence that the previous subprime lending losses at Columbia had been recognized, contained and provided for. “The Company’s return to profitability over the past three months demonstrates the resilience of our core banking operations after accounting for the Columbia subprime losses and associated expenses.” Mr. Garbarino continued, “I am also pleased to announce our forty-second consecutive quarterly cash dividend, reflective of our confidence in the future performance of the Company.”

Results of Operations

Net interest income for the three and six months ended June 30, 2007 decreased to $12.7 million and $27.1 million, respectively, as compared to $14.4 million and $29.8 million, respectively, in the same prior year periods, reflecting a lower net interest margin and, for the three months ended June 30, 2007, lower levels of average interest-earning assets. The net interest margin decreased to 2.64% and 2.79%, respectively, for the three and six months ended June 30, 2007 from 2.96% and 3.10%, respectively, in the same prior year periods. The yield on interest-earning assets increased to 5.94% and 6.07%, respectively, for the three and six months ended June 30, 2007, as compared to 5.86% for the same prior year periods. The cost of interest-bearing liabilities increased, however, to 3.59% and 3.58%, respectively, for the three and six months ended June 30, 2007, as compared to 3.19% and 3.03%, respectively, in the same prior year periods. Average interest-earning assets decreased by $26.4 million for the three months ended June 30, 2007, as compared to the same prior year period. For the six months ended June 30, 2007 average interest-earning assets increased $17.6 million as compared to the same prior year period.

Other income decreased to $225,000 for the three months ended June 30, 2007 and a loss of $6.1 million for the six months ended June 30, 2007, as compared to other income of $6.5 million and $11.0 million, respectively, in the same prior year periods. For the three and six months ended June 30, 2007, the Company recorded losses of $3.2 million and $12.8 million, respectively, on the sale of loans and lower of cost or market adjustment, as compared to gains of $3.3 million and $5.0 million, respectively, in the same prior year periods. The losses relate to the origination of subprime mortgage loans by Columbia. These loans were originated for sale to investors, however, some loans were not able to be sold as planned and remained in inventory. Columbia was able to subsequently sell most of these loans in a bulk sale transaction during the second quarter. Included in the bulk sale were subprime loans with a stated principal balance of $42.6 million for which Columbia recognized a loss on sale, net of reserves, of $1.3 million. Additionally, included in the loss on sale of loans for the three and six months ended June 30, 2007 are mark-to-market charges of $2.3 million and $9.4 million, respectively, incurred by Columbia to reduce loans held for sale to their current fair market value.

Columbia has also established a reserve for repurchased loans to account for Columbia’s obligation to repurchase loans which experienced an “early payment default,” defined as the failure by the borrower to make a payment within a designated period early in the loan term. In July 2006, Columbia renegotiated and tightened investor loan sale agreements to generally define early payment default as the failure of the borrower to make the first payment following sale of the loan. In addition to early payment defaults, Columbia must also repurchase a loan in the event of a breach of a representation or warranty or a misrepresentation during the loan origination process. The early payment defaults primarily relate to subprime mortgage loans, especially those with 100% financing relative to the value of the underlying property. In March 2007, the Company discontinued the origination of all subprime loans. There was no provision for repurchased loans for the quarter ended June 30, 2007. For the six months ended June 30, 2007 the provision for repurchased loans was $4.0 million which is included as part of the gain (loss) on sale of loans.

The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statement of financial condition, was $5.4 million at June 30, 2007 and outstanding loan repurchase requests totaled $13.2 million at the same date. This compares to a reserve for repurchased loans of $9.8 million at March 31, 2007 and outstanding loan repurchase requests of $40.5 million. The reserve for repurchased loans is established to provide for expected losses related to outstanding loan repurchase requests and additional repurchase requests which may be received on loans previously sold to investors.

Since March 31, 2007, the Company has negotiated numerous cash payment settlements for repurchase claims without the requirement to repurchase the subprime loans. After repurchasing a principal balance of $13.9 million in subprime loans during the first quarter of 2007, Columbia repurchased only $1.0 million in the second quarter of 2007. Additionally, for the period May 1 through July 27, 2007, the Company has received only two valid claims for repurchase for a total of $370,000 in loan principal. At June 30, 2007, Columbia was holding subprime loans with a gross principal balance of $7.8 million and a carrying value, net of reserves, of $4.9 million.

Fees and service charges increased $154,000, or 5.4%, and $604,000, or 11.7%, for the three and six months ended June 30, 2007, respectively, as compared to the same prior year period primarily related to increased fees from trust services and checking accounts.

Operating expenses amounted to $13.7 million and $28.8 million, respectively, for the three and six months ended June 30, 2007, as compared to $13.5 million and $26.7 million, respectively, for the corresponding prior year periods. The increase in operating expenses was due to the cost of three new branches, higher professional fees and total severance costs of $778,000; $404,000 incurred at Columbia and $374,000 incurred by the Bank. Also, general and administrative expense for the six months ended June 30, 2007 includes $1.0 million relating to the write-off of the previously established goodwill on the August, 2000 acquisition of Columbia.

The Company recorded tax benefits of $1.2 million and $3.2 million for the three and six months ended June 30, 2007. Tax benefits were determined based on an estimated annual effective tax rate, however, in the second quarter of 2007 it was determined that the actual effective tax rate for the year-to-date period was the best estimate of the annual effective tax rate.

Financial Condition

Mortgage loans held for sale decreased by $68.0 million at June 30, 2007 as compared to December 31, 2006 due to reduced loan origination volume at Columbia. Deposits decreased to $1,306.9 million at June 30, 2007 from $1,372.3 million at December 31, 2006 as the Bank moderated its pricing relating to certificates of deposit. Total Federal Home Loan Bank borrowings decreased by $35.5 million to $429.0 million at June 30, 2007, as compared to $464.5 million at December 31, 2006 due to the lower loan balances. Additionally, during the quarter ended June 30, 2007, the Company issued $10.0 million of Trust Preferred Securities to provide additional liquidity at the holding company.

Stockholders’ equity decreased by $8.6 million to $123.7 million at June 30, 2007, as compared to $132.3 million at December 31, 2006. For the six months ended June 30, 2007, 49,701 common shares were repurchased at a total cost of $1.1 million. All of these shares were repurchased in the first quarter of 2007. Under the 5% repurchase program authorized by the Board of Directors in July 2006, 489,062 shares remain to be purchased as of June 30, 2007. Stockholders’ equity was further reduced by the net loss and the cash dividend.

Asset Quality

The Company’s non-performing assets totaled $11.9 million at June 30, 2007, an increase from $4.8 million at December 31, 2006. The June 30, 2007 amount includes $1.2 million of loans repurchased by Columbia due to early payment default. These loans were written down to market value on the date of repurchase, which included an assessment of each loan’s credit impairment. As a result, these loans do not require an adjustment to the allowance for loan losses. For the six months ended June 30, 2007 the Company realized a net loan charge-off of $69,000.

Conference Call

As previously announced, the Company will host an earnings conference call on Monday, July 30, 2007 at 11:00 a.m. Eastern time. The direct dial number for the call is (877) 407-8035. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877)660-6853, Account #286, Conference ID#248305, from one hour after the end of the call until midnight on Monday, August 6, 2007.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $2.0 billion in assets and twenty branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	June 30, 2007	December 31, 2006	June 30, 2006
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$28,346	$32,204	$33,211
Investment securities available for sale	66,813	82,384	84,265
Federal Home Loan Bank of New York stock, at cost	24,073	25,346	25,694
Mortgage-backed securities available for sale	61,336	68,369	74,374
Loans receivable, net	1,698,515	1,701,425	1,741,230
Mortgage loans held for sale	14,975	82,943	62,282
Interest and dividends receivable	7,920	8,083	7,559
Real estate owned, net	329	288	225
Premises and equipment, net	17,684	18,196	17,072
Servicing asset	9,650	9,787	9,537
Bank Owned Life Insurance	37,763	37,145	36,551
Intangible Assets	48	1,114	1,221
Other assets	10,310	9,718	7,524

Total assets	$1,977,762	$2,077,002	$2,100,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,306,893	$1,372,328	$1,377,935
Securities sold under agreements to repurchase with retail customers	69,823	50,982	59,529
Securities sold under agreements to repurchase with the Federal Home Loan Bank	13,000	34,000	44,000
Federal Home Loan Bank advances	416,000	430,500	450,000
Other Borrowings	28,200	17,500	11,100
Advances by borrowers for taxes and insurance	9,000	7,743	9,608
Other liabilities	11,172	31,629	14,539

Total liabilities	1,854,088	1,944,682	1,966,711

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 12,319,120, 12,262,307, and 12,317,657 shares outstanding at June 30, 2007, December 31, 2006 and June 30, 2006, respectively	272	272	272
Additional paid-in capital	202,841	201,936	199,680
Retained earnings	153,584	164,121	167,535
Accumulated other comprehensive loss	(802)	(470)	(1,560)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(5,864)	(6,369)	(6,920)
Treasury stock, 14,858,252, 14,915,065 and 14,859,715 shares at June 30, 2007, December 31, 2006 and June 30, 2006, respectively	(226,357)	(227,170)	(224,973)
Common stock acquired by Deferred Compensation Plan	1,588	1,457	1,504
Deferred Compensation Plan Liability	(1,588)	(1,457)	(1,504)

Total stockholders’ equity	123,674	132,320	134,034

Total liabilities and stockholders’ equity	$1,977,762	$2,077,002	$2,100,745

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest income:
Loans	$26,239	$26,207	$53,583	$51,227
Mortgage-backed securities	714	831	1,438	1,705
Investment securities and other	1,600	1,530	3,904	3,422

Total interest income	28,553	28,568	58,925	56,354

Interest expense:
Deposits	9,123	8,021	18,452	15,101
Borrowed funds	6,731	6,136	13,365	11,425

Total interest expense	15,854	14,157	31,817	26,526

Net interest income	12,699	14,411	27,108	29,828
Provision for loan losses	110	—	450	50

Net interest income after provision for loan losses	12,589	14,411	26,658	29,778

Other income (loss):
Loan servicing income	108	147	230	273
Fees and service charges	2,984	2,830	5,782	5,178
Net (loss) gain and lower of cost or market adjustment on sales of loans and securities available for sale	(3,248)	3,280	(12,832)	4,959
Net income from other real estate operations	38	—	19	—
Income from Bank Owned Life Insurance	313	280	618	548
Other	30	4	35	10

Total other income (loss)	225	6,541	(6,148)	10,968

Operating expenses:
Compensation and employee benefits	7,612	7,877	15,471	15,255
Occupancy	1,252	1,136	2,458	2,320
Equipment	535	582	1,088	1,208
Marketing	370	391	686	699
Federal deposit insurance	141	134	277	267
Data processing	859	805	1,765	1,710
General and administrative	2,975	2,610	7,089	5,252

Total operating expenses	13,744	13,535	28,834	26,711

(Loss) income before (benefit) provision for income taxes	(930)	7,417	(8,324)	14,035
(Benefit) provision for income taxes	(1,207)	2,565	(3,179)	4,869

Net income (loss)	$277	$4,852	$(5,145)	$9,166

Basic earnings (loss) per share	$0.02	$0.42	$(0.45)	$0.79

Diluted earnings (loss) per share	$0.02	$0.41	$(0.45)	$0.77

Average basic shares outstanding	11,520	11,518	11,503	11,619

Average diluted shares outstanding	11,607	11,831	11,503	11,956

Cash earnings (loss) (1)	$815	$5,625	$(3,323)	$10,651

Diluted cash earnings (loss) per share	$0.07	$0.48	$(0.29)	$0.89

(1)	Cash earnings are determined by adding (net of taxes) to reported earnings the non-cash expenses stemming from the amortization and appreciation of allocated shares in the company’s stock-related benefit plans and the amortization of intangible assets.

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At June 30, 2007		At December 31, 2006	At June 30, 2006
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	6.25%		6.37%	6.38%
Common shares outstanding (in thousands)	12,319		12,262	12,318
Stockholders’ equity per common share	$10.04		$10.79	$10.88
Tangible stockholders’ equity per common share	10.04		10.70	10.78

ASSET QUALITY
Allowance for loan losses	$10,619		$10,238	$10,686
Nonperforming loans	11,527	(1)	4,525	1,799
Nonperforming assets	11,856	(1)	4,813	2,024
Allowance for loan losses as a percent of total loans receivable	0.62%		0.57%	0.59%
Allowance for loan losses as a percent of nonperforming loans	92.12		226.25	594.00
Nonperforming loans as a percent of total loans receivable	0.67		0.25	0.10
Nonperforming assets as a percent of total assets	0.60		0.23	0.10

(1)	Includes $1.2 million of repurchased loans which have been written down to their fair market value.

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.05%	0.95%	(0.50)%	0.91%
Return on average stockholders’ equity	0.90	14.61	(8.10)	13.61
Interest rate spread	2.35	2.67	2.49	2.83
Interest rate margin	2.64	2.96	2.79	3.10
Operating expenses to average assets	2.71	2.65	2.83	2.65
Efficiency ratio	106.34	64.60	137.57	65.47

CASH EARNINGS

Although reported earnings and return on stockholders’ equity are traditional measures of performance, the Company believes that the change in stockholders’ equity or “cash earnings,” and related return measures are also a significant measure of a company’s performance. Cash earnings exclude the effects of various non-cash expenses, such as the employee stock plans amortization expense and related tax benefit, as well as the amortization of intangible assets. The following table reconciles the Company’s net income with cash earnings. The table is a pro forma calculation which is not in accordance with GAAP.

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
Net income (loss)	$277	$4,852	$(5,145)	$9,166
Add: Employee stock plans amortization Expense	654	919	1,385	1,720
Amortization of intangible assets	26	26	1,065	52
Less: Tax benefit (2)	(142)	(172)	(628)	(287)

Cash earnings (loss)	$815	$5,625	$(3,323)	$10,651

Basic cash earnings (loss) per share	$0.07	$0.49	$(0.29)	$0.92

Diluted cash earnings (loss) per share	$0.07	$0.48	$(0.29)	$0.89

(2)	The Company does not receive any tax benefit for that portion of employee stock plan amortization expense relating to the ESOP fair market value adjustment.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At June 30, 2007	At December 31, 2006
Real estate:
One- to four-family	$1,135,513	$1,231,716
Commercial real estate, multi- family and land	329,495	306,288
Construction	11,401	13,475
Consumer	202,657	190,029
Commercial	42,886	49,693

Total loans	1,721,952	1,791,201
Loans in process	(3,035)	(2,318)
Deferred origination costs, net	5,192	5,723
Allowance for loan losses	(10,619)	(10,238)

Total loans, net	1,713,490	1,784,368
Less: mortgage loans held for sale	14,975	82,943

Loans receivable, net	$1,698,515	$1,701,425

Mortgage loans serviced for others	$1,033,988	$992,658
Loan pipeline	135,416	294,646

	For the three months ended June 30,		For the six month ended June 30,
	2007	2006	2007	2006
Loan originations	$179,413	$356,651	$446,559	$594,640
Loans sold	134,559	164,063	295,811	259,798
Net charge-offs (recovery)	68	(172)	69	(176)

DEPOSITS

	At June 30, 2007	At December 31, 2006
Type of Account
Non-interest bearing	$118,823	$114,950
Interest-bearing checking	404,297	408,666
Money market deposit	92,723	105,571
Savings	197,553	200,544
Time deposits	493,497	542,597

	$1,306,893	$1,372,328

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE QUARTERS ENDED JUNE 30,
	2007			2006
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earnings assets:
Interest-earning deposits and short-term investments	$8,080	$105	5.20%	$8,898	$109	4.90%
Investment securities (1)	71,673	1,018	5.68	84,894	1,130	5.32
FHLB stock	25,540	477	7.47	24,411	291	4.77
Mortgage-backed securities (1)	63,936	714	4.47	79,710	831	4.17
Loans receivable, net (2)	1,754,821	26,239	5.98	1,752,543	26,207	5.98

Total interest-earning assets	1,924,050	28,553	5.94	1,950,456	28,568	5.86

Non-interest-earning assets	102,469			96,101

Total assets	$2,026,519			$2,046,557

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$720,363	3,622	2.01	$707,409	2,793	1.58
Time deposits	496,341	5,501	4.43	538,382	5,228	3.88

Total	1,216,704	9,123	3.00	1,245,791	8,021	2.58
Borrowed funds	550,029	6,731	4.90	526,889	6,136	4.66

Total interest-bearing liabilities	1,766,733	15,854	3.59	1,772,680	14,157	3.19

Non-interest-bearing deposits	115,996			130,568
Non-interest-bearing liabilities	20,281			10,445

Total liabilities	1,903,010			1,913,693
Stockholders’ equity	123,509			132,864

Total liabilities and stockholders’ equity	$2,026,519			$2,046,557

Net interest income		$12,699			$14,411

Net interest rate spread (3)			2.35%			2.67%

Net interest margin (4)			2.64%			2.96%

	FOR THE SIX MONTHS ENDED JUNE 30,
	2007			2006
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earnings assets:
Interest-earning deposits and short-term investments	$8,173	$213	5.21%	$8,555	$198	4.63%
Investment securities (1)	73,611	2,765	7.51	84,766	2,667	6.29
FHLB stock	25,664	926	7.22	23,450	557	4.75
Mortgage-backed securities (1)	65,626	1,438	4.38	81,960	1,705	4.16
Loans receivable, net (2)	1,767,281	53,583	6.06	1,723,984	51,227	5.94

Total interest-earning assets	1,940,355	58,925	6.07	1,922,715	56,354	5.86

Non-interest-earning assets	100,867			95,201

Total assets	$2,041,222			$2,017,916

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$721,127	7,279	2.02	$723,908	5,505	1.52
Time deposits	508,310	11,173	4.40	518,573	9,596	3.70

Total	1,229,437	18,452	3.00	1,242,481	15,101	2.43
Borrowed funds	549,876	13,365	4.86	505,560	11,425	4.52

Total interest-bearing liabilities	1,779,313	31,817	3.58	1,748,041	26,526	3.03

Non-interest-bearing deposits	114,501			124,263
Non-interest-bearing liabilities	20,331			10,885

Total liabilities	1,914,145			1,883,189
Stockholders’ equity	127,077			134,727

Total liabilities and stockholders’ equity	$2,041,222			$2,017,916

Net interest income		$27,108			$29,828

Net interest rate spread (3)			2.49%			2.83%

Net interest margin (4)			2.79%			3.10%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.